Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMORA ROYALTIES, INC.

Remora Royalties, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 8, 2018.

2.    This Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), which restates and amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.    The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST:    The name of the Corporation is Remora Royalties, Inc.

SECOND:    The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD:    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH:    The total number of shares of stock that the Corporation shall have the authority to issue is [●],000,000 shares of stock, classified as (i) [●],000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), (ii) [●],000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) [●],000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

1.    Provisions Relating to Preferred Stock.

(a)    Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b)    Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i)    whether the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)    the number of shares to constitute the series and the designations thereof;

(iii)    whether the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(iv)    whether the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(v)    the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vi)    the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(vii)    whether the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(viii)    such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c)    The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

2.    Provisions Relating to Common Stock.

(a)    Except as may otherwise be provided in this Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters which the holders of shares of Common Stock are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation or required by applicable law. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b)    Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)    Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock that are payable in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for shares of Class A Common Stock), a corresponding dividend shall be declared on the shares of Class B Common Stock and paid to holders of shares of Class B Common Stock proportionally in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock). If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). Notwithstanding the foregoing, (i) in connection with the declaration and payment of a dividend in the form of a distribution of rights associated with a stockholders’ rights plan (also known as a poison pill) on the outstanding shares of Class A Common Stock or (ii) in the event the Corporation receives Tax Distributions (as defined in the LLC Agreement) in an amount in excess of the amount that will enable the Corporation to meet its U.S. federal, state and local and non-U.S. tax obligations or holds any other excess cash amount, and the Corporation contributes such excess cash amount to Remora Holdings LLC in exchange for a number of Units or other equity securities of Remora Holdings LLC and distributes to the holders of Class A Common Stock shares of Class A Common Stock, the Corporation may, but shall not be required to, declare and pay an equivalent dividend on the outstanding shares of Class B Common Stock; provided, however, that if such an equivalent dividend is not paid on the Class B Common Stock, the Corporation shall take action to ensure that the holders of Class B Common Stock who otherwise would be entitled to receive any rights so distributed will receive value in connection with any such distribution of rights on the outstanding shares of Class A Common Stock, and in connection with any exercise or exchange thereof, that is economically equivalent to the value received by the holders of Class A Common Stock entitled thereto in connection with such distribution of rights and upon any exercise or exchange thereof; provided further, however, that the holders of Class A Common Stock shall not in such circumstance be entitled to the payment of any such economically equivalent value distributed on the outstanding Class B Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(d)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)    Units of limited liability company interests in Remora Holdings, LLC (the “Units”) shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Company Agreement of Remora Holdings, LLC, as it may be amended, restated, supplemented and otherwise modified from time to time (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Units for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Units pursuant to the LLC Agreement by delivering to the holder of Units upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement, shares of Class A Common Stock which are held in the treasury of the Corporation or newly issued shares of Class A Common Stock. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. Upon any redemption of Units pursuant to the LLC Agreement, a number of shares of Class B Common Stock held by the holder whose Units are being redeemed equal to the number of Units being redeemed shall automatically be transferred to the Corporation for no consideration and thereupon shall be retired.

(f)    The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(g)    No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in the terms of a series of Preferred Stock.

(h)    Transfer of Class B Common Stock:

(i)    A holder of Class B Common Stock may transfer shares of Class B Common Stock to the Corporation at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares.

(ii)    A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only to the extent a transfer of Units is permitted by the LLC Agreement and only if such holder also simultaneously transfers an equal number of such holder’s Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Article Fourth Section 2(h)(ii) are referred to as the “Restrictions”.

(iii)    Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iv)    Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(v)    The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article Fourth Section 2(h) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 2(h). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(vi)    The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(i)    Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be automatically transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such share, (ii) in the event that any registered holder of the Class B Common Stock no longer holds any Units, the shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be automatically transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares and (iii) in the event that there are no Units that are redeemable pursuant to the LLC Agreement, then all shares of Class B Common Stock will be automatically transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares. The number of Units held by holders of shares of Class B Common Stock, in their capacity as such, shall be equal to the number of outstanding shares of Class B Common Stock.

(j)    All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS IT MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR) AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF REMORA HOLDINGS, LLC, AS IT MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME.

FIFTH:    Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2019 annual meeting (the “Class I Directors”), the initial term of office of the second class to expire at the 2020 annual meeting (the “Class II Directors”), and the initial term of office of the third class to expire at the 2021 annual meeting (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a three year term of office, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. Subject to applicable law and the rights of the holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director so elected shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

SIXTH:    Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

SEVENTH:    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

EIGHTH:    In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation. In addition to any vote required by law, any amendment, alternation or repeal of the bylaws by the stockholders shall require the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

NINTH:    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH:    Except as has been or may be contractually agreed to by a Business Opportunities Exempt Party, to the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any business opportunities that are from time to time presented to (1) Remora Petroleum, LP and its general partner or any of their respective affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Corporation and its subsidiaries), including any director or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of Remora Petroleum, LP and (2) directors of the Corporation who are not employees of the Corporation or of Remora Petroleum, LP or its affiliates (each person described in (1) and (2) above, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and, to the fullest extent permitted by law, no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise; provided that the Corporation does not renounce its interest in any corporate opportunity offered to a person who is a director or officer of the Corporation if the business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation.

In addition to and notwithstanding the foregoing provisions of this Article Tenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH:    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL until such time as Remora Petroleum, L.P. and its affiliates no longer continues to beneficially own at least 10% of the total voting power of all outstanding shares of Common Stock, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any other holder of stock in the Corporation, become governed by Section 203 of the DGCL.

TWELFTH:    The Corporation shall have the right, subject to any express provisions or restrictions contained in this Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Restated Certificate of Incorporation or the bylaws of the Corporation), in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal the following provisions of this Restated Certificate of Incorporation: Article Fifth, Article Sixth, Article Seventh, Article Ninth, Article Eleventh and this Article Twelfth.

THIRTEENTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

FOURTEENTH:    If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [●] day of [●], 2018.

REMORA ROYALTIES, INC.

By:
Name:	George B. Peyton V
Title:	Chief Executive Officer and Director

[Signature Page to Amended and Restated Certificate of Incorporation]